Exhibit 10.41

CONFIDENTIAL

AGREEMENT BETWEEN ONCOGENEX TECHNOLOGIES, INC. (“OGX”) AND TEVA PHARMACEUTICAL INDUSTRIES LTD. (“Teva”)

(1)	The parties hereby agree to terminate the Collaboration and License Agreement, dated December 20, 2009 (the “Collaboration and License Agreement”), according to the terms set forth herein.
(2)

To effectuate such termination, the parties will cooperate in good faith to negotiate and execute a final settlement agreement (the “Final Settlement Agreement”) within 20 days of the date hereof reflecting the following and other necessary and customary terms, and to conduct any reasonable remaining due diligence related to the settlement.

(3)

On a date to be determined, but no later than 20 business days following execution of the Final Settlement Agreement (the “Closing Date”), Teva will pay OGX $27 million (the “Settlement Amount”) and the Collaboration and License Agreement shall be terminated.  The Settlement Amount, however, will be reduced by the amount of third-party expenses incurred and paid by Teva (including but not limited to those associated with CROs), following approval by OGX which approval shall not be unreasonably withheld, with respect to the ENSPIRIT and AFFINITY studies between January 1, 2015 and the Closing Date.  If OGX does not approve any such expenses invoiced by a third party, then as between Teva and OGX, OGX shall remain responsible for same.

(4)

Following the execution of the Final Settlement Agreement, Teva will use commercially reasonable efforts to assign all relevant third party agreements for the ENSPIRIT study on substantially the same terms and conditions to OGX on the Closing Date. Attached hereto as Exhibit A is a list of relevant third party agreements (including agreements with CROs). Teva represents and warrants that the agreements on Exhibit A are historical third-party agreements used to conduct the ENSPIRIT trial, and in the Final Settlement Agreement Teva will represent and warrant, to the best of its knowledge, that OGX has been provided with complete copies of all agreements including all exhibits, schedules, and related work orders.  In the event that as of the Closing Date all third party agreements have not been assigned to OGX, the parties shall continue to use commercially reasonable efforts to thereafter effectuate the assignments, and in the interim, set-up an appropriate escrow account (to be funded by OGX) for the payment of amounts by OGX that become due under such non-assigned third-party agreements.  In the event that after the Closing Date, Teva or OGX discover any additional historical third-party agreements used to conduct the ENSPIRIT trial, which agreements are necessary for the continued conduct of the ENSPIRIT trial as presently conducted, then Teva shall use its commercially reasonable efforts to assign them to OGX and Teva shall be responsible for costs invoiced under such agreements that are in excess of $100,000 in the aggregate and OGX agrees to pay the initial $100,000 under such agreements, if any. Subject to completing a Final Settlement Agreement, any third-party amounts related to the ENSPIRIT and AFFINITY studies incurred in 2015 and thereafter for services rendered from and after January 1, 2015 will be OGX’s responsibility. For clarity, notwithstanding anything else in this Agreement or this Section (4), OGX will not be responsible for nor pay any of Teva’s internal costs related to the ENSPIRIT and

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AFFINITY studies, nor will Teva be responsible for nor pay any of OGX’s internal costs related to the AFFINITY trial after January 1, 2015 or the ENSPIRIT trial.  For further clarity, invoices received in 2015 for services rendered in 2014 remain Teva’s responsibility, and Teva is responsible for and will pay all costs related to the ENSPIRIT and AFFINITY studies that are incurred through December 31, 2014, regardless of whether such costs are invoiced after that date.  Costs incurred will be calculated on an accrual basis, consistent with Teva’s current practice for calculation of development expenses for the ENSPIRIT study, which is to accrue for work performed (i.e., costs are incurred in 2014 for drugs and services actually provided in 2014).  For example (and without limitation on other examples), Teva would remain responsible for:

(a)milestone payments, if any, payable after December 31, 2014 for which services have been provided (or, if partially provided, on a pro rata basis), prior to December 31, 2014.

(b)patient visits or other activities occurring on or before December 31, 2014 that are billed at a later date.  By way of example, but not limitation, if a patient is halfway through treatment as of December 31, 2014, only the cost of services and drugs provided in 2014 would accrue in 2014.

In due diligence prior to execution of the Final Settlement Agreement, Teva will, upon the request of OGX, provide OGX information sufficient to permit OGX to understand Teva’s accrual accounting practices with respect to the ENSPIRIT study.

(5)

Since OGX is responsible for third-party expenses incurred on and after January 1, 2015, with respect to the transfer of the ENSPIRIT study to OGX, and subject to execution of the Final Settlement Agreement, Teva shall (a) timely file any reasonable amendments requested by OGX with regulatory authorities necessary to evidence the transfer of the ENSPIRIT study, (b) timely issue any reasonable instruction letters to trial sites, DSMB members, and/or third-party service providers as reasonably requested by OGX, (c) timely transfer to OGX all relevant regulatory filings (e.g., IND), and (d) otherwise cooperate reasonably with OGX with respect to the transfer of the ENSPIRIT study to OGX.  Teva will continue to pay for costs (subject to the below approval of OGX) incurred pursuant to third party agreements until the date of assignment; provided however, that from and after January 1, 2015, the Settlement Amount will be reduced by the amount of third-party costs paid by Teva following approval by OGX, which approval shall not be unreasonably withheld.  Following any such assignment, in the event that a counterparty to any of these agreements (a) mistakenly invoices Teva for any expenses incurred after the date of assignment, OGX agrees to fully indemnify and hold Teva harmless for any such expenses and/or (b) mistakenly invoices OGX for any expenses incurred prior to the date of assignment, Teva agrees to fully indemnify and hold OGX harmless for any such expenses (except, as provided herein, OGX shall be responsible for the cost of services rendered from and after January 1, 2015).

(6)

As part of the Final Settlement Agreement, Teva will provide an updated ENSPIRIT forecast (similar in content to Teva’s letter dated December 17, 2014 and the ENSPIRIT forecast provided on October 2, 2014, and not materially different than the forecast

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provided on December 17, 2014), and Teva will provide representations and warranties to the accuracy and completeness of the information contained therein.  Such representations and warranties will be to the best of Teva’s knowledge following a reasonable inquiry without otherwise guaranteeing the accuracy of this information.

(7)

By the Closing Date, Teva will transfer to OGX all custirsen API and DP in Teva’s possession or control (including all supporting documentation, e.g., QP release), including inventory in the possession of third parties under its control, as set forth in Exhibit B.

(8)

Concurrently with execution of the Final Settlement Agreement, the parties will exchange customary full mutual releases.  Such mutual releases will terminate, without any further obligations, the Collaboration and License Agreement, except to the extent that the parties agree pursuant to the Final Settlement Agreement, upon the survival of any provisions under the Collaboration and License Agreement.

(9)

Each of Teva and OGX agrees not to make any disparaging or negative statements to any third parties about the termination of the Collaboration and License Agreement and/or the SYNERGY, ENSPIRIT and AFFINITY studies, except for (a) information that has already been disclosed publicly and (b) good faith responses to any inquiries under oath or in response to governmental inquiry. The parties agree that OGX will issue the press release attached hereto as Exhibit C within approximately four business days of the execution of this Agreement.  No additional press releases or public statements (except public statements that are consistent with press releases previously approved by Teva) concerning the Collaboration and License Agreement, including its termination, will be issued by or on behalf of OGX without first obtaining the prior written approval of Teva, not to be unreasonably withheld.  The parties further acknowledge that Teva does not presently anticipate issuing a press release concerning the Collaboration and License Agreement, including its termination, and that if it decides to issue such a press release it will first obtain the prior written approval of OGX, which approval shall not be unreasonably withheld.

(10)

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflict of law provisions.  Exclusive venue for any dispute relating to this Agreement shall lie in New York and any claim relating to this Agreement shall be brought solely and exclusively in a state or federal court in New York County, New York.

DATED:  December 29, 2014

[Signature Page Follows]

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Executed By:

ONCOGENEX TECHNOLOGIES INC.

By:	/s/ SCOTT CORMACK
Scott Cormack
President and Chief Executive Officer

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ EYAL DESHEH
Eyal Desheh
Chief Financial Officer

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ BRIAN SHANAHAN
Brian Shanahan
Deputy General Counsel - Transactions

Exhibit 10.41

CONFIDENTIAL

Exhibit C

OncoGenex to Regain Rights to Custirsen from Teva

Bothell WA and Vancouver BC, Dec. 30, 2014 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced that it has executed an initial agreement with Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) to regain rights to custirsen, an investigational compound currently being evaluated in Phase 3 clinical development as a treatment for prostate and lung cancers. This transfer of rights would occur in connection with the termination of the collaboration agreement between OncoGenex and Teva executed in 2009.

The initial agreement reached by OncoGenex and Teva provides that, following execution of the final agreement to terminate the collaboration between the parties, OncoGenex will receive a $27 million payment from Teva, subject to certain adjustments. In addition, OncoGenex will take over responsibility for all custirsen related expenses, including those related to the ENSPIRIT trial, as well as manufacturing and regulatory activities for custirsen programs, which are currently being managed by Teva. OncoGenex expects that the $27 million payment from Teva will allow for the completion and final results from the AFFINITY trial, as well as continuation of the ENSPIRIT trial through the second interim futility analysis expected in the first half of 2015.

“Teva’s strategic focus has shifted away from oncology research and development. However, OncoGenex remains committed to the continued investigation of custirsen, particularly in patients who have advancing disease despite previous treatments,” said Scott Cormack, President and CEO of OncoGenex. “This agreement provides OncoGenex with greater control of custirsen’s development, including the modification of the ENSPIRIT statistical analysis plan to involve a more rigorous second interim futility analysis to be completed in the second quarter of 2015 that, if passed, would enable the trial to continue with a smaller enrollment requirement, increased confidence in success and shorter time to regulatory submission.”

The Company expects that the $27 million payment from Teva and the Company’s current resources should enable the completion of the AFFINITY trial through data readout in late 2015/early 2016, allow for the continuation of the ENSPIRIT trial through the second interim futility analysis that is expected in the first half of 2015, and the achievement of key apatorsen clinical milestones such as the completion of patient enrollment in the Borealis-2™ trial and final data from the Spruce™ and Rainier™ clinical trials.

US 3218320v.10

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The Company anticipates a final agreement will be executed in January 2015. Additional terms of the initial agreement with Teva can be found in the Company’s Form 8-K filed today and available at www.ir.oncogenex.com.

About Custirsen

Custirsen is an experimental drug that is designed to block the production of the protein clusterin, which may play a fundamental role in cancer cell survival and treatment resistance. Clusterin is upregulated in tumor cells in response to treatment interventions such as chemotherapy, hormone ablation and radiation therapy and has been found to be overexpressed in a number of cancers, including prostate, lung, breast and bladder. Increased clusterin production has been linked to faster rates of cancer progression, treatment resistance and shorter survival duration. By inhibiting clusterin, custirsen is designed to alter tumor dynamics, slowing tumor growth and resistance to partner treatments, so that the benefits of therapy, including survival, may be extended.

As part of Phase 1 and Phase 2 clinical trials, custirsen was administered to 294 patients with various types of cancer. The majority of adverse events were mild. The most common serious adverse events (SAEs) associated with custirsen were febrile neutropenia, fever, pleural effusion, and dyspnea, with each SAE event observed in approximately 2 to 4 percent of patients. In the Phase 3 SYNERGY trial, custirsen was administered to approximately 500 men with metastatic CRPC.  Adverse events observed were similar to custirsen's known adverse event profile. The most common SAEs observed in 2 percent of patients treated with custirsen, beyond those observed in the control arm, included febrile neutropenia, pneumonia, and fever. Although the SYNERGY study did not meet its primary endpoint of significantly improved overall survival (OS) in combination with first-line docetaxel, exploratory analyses showed improved OS for some men who received custirsen and who had poor prognostic scores across several risk factors, including performance status ≤ 80.

Two important custirsen milestones were reached during the second half of 2014. The AFFINITY trial successfully completed enrollment of 635 men with metastatic castrate-resistant prostate cancer (CRPC) and the ENSPIRIT trial completed its first interim futility analysis, which included rigorous criteria in order to continue the trial. Based on this analysis, the independent data monitoring committee determined that continued enrollment in the ENSPIRIT trial was warranted.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company's Twitter account https://twitter.com/OncoGenex_IR.

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OncoGenex' Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected execution of a final  agreement with Teva with respect to the termination of the collaboration agreement, the expected transfer of rights to custirsen and receipt of the expected upfront termination payment contemplated by the initial agreement, our ability to control development plans and achieve long term benefit for stockholders, our anticipated product development activities, such as expected clinical trial completion and design and statements regarding potential results from interim analysis and regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that a final  agreement is not completed on the expected terms, if at all, the risk that our financial resources are not sufficient to fund our planned operations during the expected term, the risk that  our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-2™, Spruce™ and Rainier™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

+1-425-686-1514